Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

FEBRUARY 4, 2014

Equity Residential Reports Full Year 2013 Results
2014 Normalized FFO and Common Share Dividend Expected to Increase 8%

Chicago, IL - February 4, 2014 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2013. All per share results are reported as available to common shares on a diluted basis.

“2013 was an extraordinary year for Equity Residential during which we delivered 4.5% same store revenue growth while acquiring and seamlessly integrating nearly $9 billion of new assets and selling $4.5 billion of non-core assets,” said David J. Neithercut, Equity Residential’s President and CEO.  “2014 represents the first full year of stabilized operations following the successful completion of our multi-year plan to totally transform our property portfolio and we are pleased to expect an 8% increase in our Normalized FFO and dividend.”

Fourth Quarter 2013
FFO (Funds from Operations), as defined by the National Association of Real Estate Investment Trusts (NAREIT), for the fourth quarter of 2013 was $0.67 per share compared to $0.94 per share in the fourth quarter of 2012. The difference is due primarily to the $80.0 million Archstone termination fee that the company recognized in the fourth quarter of 2012 as well as the higher debt extinguishment costs incurred in the fourth quarter of 2013 discussed further on page three of this release.

For the fourth quarter of 2013, the company reported Normalized FFO of $0.77 per share compared to $0.75 per share in the same period of 2012. The following items impacted Normalized FFO per share in the quarter:

•	the positive impact of approximately $0.03 per share from higher same store net operating income (NOI);

•
the positive impact of approximately $0.28 per share from the Archstone properties, offset by the negative impact of approximately $0.28 per share from 2012 and 2013 disposition activity and common share issuance in connection with the company’s purchase of Archstone; and

•	the negative impact of approximately $0.01 per share from various other items.

Normalized FFO begins with FFO and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the company’s actual operating performance. Merger expenses and prepayment penalties are not included in the company’s Normalized FFO. A reconciliation and definition of Normalized FFO are provided on pages 26 and 28 of this release and the company has included guidance for Normalized FFO on page 27 of this release.

For the fourth quarter of 2013, the company reported earnings of $0.30 per share compared to $1.17 per share in the fourth quarter of 2012. The difference is due primarily to higher gains from property sales in the fourth quarter of 2012, as well as the termination fee, debt extinguishment costs and other items described above.

Year Ended December 31, 2013
FFO for the year ended December 31, 2013 was $2.35 per share compared to $3.11 per share in the same period of 2012. The difference is due primarily to merger-related expenses and debt extinguishment costs incurred in 2013 in connection with the company’s acquisition of Archstone, as well as $150.0 million in Archstone termination fees the company received in 2012.

For the year ended December 31, 2013, the company reported Normalized FFO of $2.85 per share compared to $2.76 per share in the same period of 2012.

For the year ended December 31, 2013, the company reported earnings of $5.16 per share compared to $2.70 per share in the same period of 2012. The difference is due primarily to higher gains from property sales during 2013, partially offset by higher depreciation as a result of the Archstone acquisition, as well as the termination fee, debt extinguishment costs and other items described above.

Same Store Results
On a same store fourth quarter to fourth quarter comparison, which includes 82,352 apartment units, revenues increased 4.0%, expenses increased 3.5% and NOI increased 4.3%.

On a same store sequential fourth quarter to third quarter comparison, which includes 101,478 apartment units, revenues decreased 0.2%, expenses decreased 4.6% and NOI increased 2.0%.

On a same store year to year comparison, which includes 80,247 apartment units, revenues increased 4.5%, expenses increased 3.4% and NOI increased 5.0%.

Acquisitions/Dispositions
The company did not acquire any properties or land sites in the fourth quarter.

During 2013, the company acquired 77 properties, consisting of 22,103 apartment units. In addition, the company acquired 15 land parcels for an aggregate purchase price of approximately $267.2 million. Fourteen of these land parcels were acquired as part of the Archstone transaction and the company intends to develop six of these parcels and has or will sell the remainder.

During the fourth quarter, the company sold two apartment properties, consisting of 852 apartment units, for an aggregate sale price of $96.7 million at a weighted average capitalization (cap) rate of 6.3%. These sales generated an unlevered internal rate of return (IRR), inclusive of management costs, of 9.5%.

Also during the quarter, the company sold a land parcel, located in Florida, which it acquired as part of the Archstone transaction, for a sale price of $22.0 million.

During 2013, the company sold 94 apartment properties, consisting of 29,180 apartment units, for an aggregate sale price of $4.46 billion at a weighted average cap rate of 6.0%. These sales, excluding three Archstone assets that were sold shortly after their acquisition, generated an unlevered IRR, inclusive of management costs, of 10.0%.

Also during 2013, the company sold eight land parcels for an aggregate sale price of $126.0 million and one office building for $30.7 million.

Please see page nine of this release for comparative portfolio summaries for the end of the fourth quarter 2012 and the end of the fourth quarter 2013.

Capital Markets Activities
On October 1, 2013, the company used cash on hand from dispositions to repay a $963.5 million secured loan assumed in conjunction with the Archstone acquisition. This loan was set to mature in November 2014 and carried a cash interest rate of 5.88% and a GAAP interest rate of 3.45% due to the amortization of the Archstone-related debt premium.

On October 31, 2013, the company closed a new $800 million secured loan from a large insurance company. The loan has a 10 year term, is interest only and carries a fixed interest rate of 4.21%. The company used the loan proceeds to repay $825 million of a $1.27 billion secured loan that the company assumed as part of the Archstone transaction. The approximately $440 million balance will remain outstanding, continue to mature in November 2017 and continue to carry a cash interest rate of 6.26% and a GAAP interest rate of 3.58% due to the amortization of the Archstone-related debt premium.

The company incurred cash prepayment costs of approximately $151.0 million and a charge to earnings and FFO of approximately $42.9 million in the fourth quarter. The difference is due to the write off of Archstone-related debt premiums. Normalized FFO was not impacted by this charge.

Lehman Shares
On February 27, 2013, the company issued approximately 34.5 million common shares, or approximately 9.6% of the company’s outstanding shares at that time, to the seller of the Archstone assets, Lehman Brothers Holdings, Inc. and its affiliates (Lehman). In a recent filing with the U.S. Bankruptcy Court, Lehman disclosed that it has sold much of those shares and has significantly reduced its holdings in EQR. The company believes that Lehman currently holds only approximately 1.5% of its outstanding common shares.

First Quarter 2014 Guidance
The company has established a Normalized FFO guidance range of $0.68 to $0.72 per share for the first quarter of 2014. The difference between the company’s fourth quarter 2013 Normalized FFO of $0.77 per share and the midpoint of the first quarter 2014 guidance range of $0.70 per share is due primarily to:

•	a negative impact of approximately $0.05 per share from lower NOI primarily as a result of higher operating expenses in the first quarter of 2014; and

•	a negative impact of approximately $0.02 per share from other items.

Full Year 2014 Guidance
The company has established a Normalized FFO guidance range of $3.03 to $3.13 for the full year 2014. The assumptions underlying this guidance can be found on page 27 of this release. The difference between the company’s full-year 2013 Normalized FFO of $2.85 and the midpoint of the company’s guidance range of $3.08 per share for the full year 2014 Normalized FFO is primarily due to:

•
a positive impact of approximately $0.37 per share from higher NOI from the company’s properties consisting of approximately $0.20 per share from the addition of the Archstone stabilized assets to the company’s same store pool; approximately $0.13 per share from the remaining same store properties and approximately $0.04 per share of NOI from properties in lease-up;

•
a negative impact of approximately $0.23 per share from dilution from 2013 disposition activity and the impact of increased share count resulting from the issuance of common shares in connection with the Archstone transaction;

•	a positive impact of approximately $0.06 per share from lower interest expense; and

•	a positive impact of approximately $0.03 per share from other items including lower general and administrative expenses.

The company’s same store guidance provided on page 27 of this release includes all of the stabilized assets acquired in the Archstone transaction that are owned and managed by Equity Residential.

2014 Common Share Dividend
As previously announced, beginning in 2014 the company’s dividend policy is to pay 65% of the midpoint of the range of Normalized FFO guidance customarily provided as part of the company’s fourth quarter earnings release.  Based on the guidance above, the company expects to pay four quarterly dividends of $0.50 per share for an annual dividend of $2.00 per share in 2014, which represents an 8% increase over the 2013 dividend. All future dividends remain subject to the discretion of the company’s Board of Trustees.

First Quarter 2014 Earnings and Conference Call
Equity Residential expects to announce first quarter 2014 results on Wednesday, April 30, 2014 and host a conference call to discuss those results at 10:00 a.m. CT on Thursday, May 1, 2014.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 390 properties consisting of 109,855 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the company’s conference call discussing these results will take place tomorrow, Wednesday, February 5, at 10:00 a.m. Central. Please visit the Investor section of the company’s web site at www.equityapartments.com for the link. A replay of the web cast will be available for two weeks at this site.

Equity Residential
Consolidated Statements of Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2013	2012	2013	2012
REVENUES
Rental income	$2,378,004	$1,737,929	$636,835	$450,238
Fee and asset management	9,698	9,573	2,299	2,245
Total revenues	2,387,702	1,747,502	639,134	452,483

EXPENSES
Property and maintenance	449,461	332,190	118,649	80,534
Real estate taxes and insurance	293,999	206,723	76,246	53,007
Property management	84,342	81,902	20,947	19,133
Fee and asset management	6,460	4,663	1,721	1,068
Depreciation	978,973	560,669	182,740	140,422
General and administrative	62,179	47,233	15,162	10,072
Total expenses	1,875,414	1,233,380	415,465	304,236

Operating income	512,288	514,122	223,669	148,247

Interest and other income	4,656	150,546	3,336	80,032
Other expenses	(9,105)	(21,692)	(1,575)	(3,105)
Merger expenses	(19,864)	(5,619)	(123)	(3,698)
Interest:
Expense incurred, net	(586,854)	(455,236)	(149,402)	(109,760)
Amortization of deferred financing costs	(22,197)	(21,295)	(6,561)	(11,030)
(Loss) income before income and other taxes, (loss) income from investments in unconsolidated entities, net gain (loss) on sales of unconsolidated entities and land parcels and discontinued operations	(121,076)	160,826	69,344	100,686
Income and other tax (expense) benefit	(1,169)	(514)	156	88
(Loss) from investments in unconsolidated entities due to operations	(4,159)	(14)	(1,175)	(11)
(Loss) income from investments in unconsolidated entities due to merger expenses	(54,004)	—	777	—
Net gain (loss) on sales of unconsolidated entities	7	—	(9)	—
Net gain on sales of land parcels	12,227	—	48	—
(Loss) income from continuing operations	(168,174)	160,298	69,141	100,763
Discontinued operations, net	2,073,527	720,906	46,729	283,636
Net income	1,905,353	881,204	115,870	384,399
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(75,278)	(38,641)	(4,331)	(16,995)
Partially Owned Properties	538	(844)	(563)	(387)
Net income attributable to controlling interests	1,830,613	841,719	110,976	367,017
Preferred distributions	(4,145)	(10,355)	(1,036)	(1,036)
Premium on redemption of Preferred Shares	—	(5,152)	—	(2)
Net income available to Common Shares	$1,826,468	$826,212	$109,940	$365,979

Earnings per share – basic:
(Loss) income from continuing operations available to Common Shares	$(0.47)	$0.45	$0.18	$0.31
Net income available to Common Shares	$5.16	$2.73	$0.31	$1.18
Weighted average Common Shares outstanding	354,305	302,701	359,919	310,398

Earnings per share – diluted:
(Loss) income from continuing operations available to Common Shares	$(0.47)	$0.45	$0.18	$0.30
Net income available to Common Shares	$5.16	$2.70	$0.30	$1.17
Weighted average Common Shares outstanding	354,305	319,766	375,860	327,108

Distributions declared per Common Share outstanding	$1.85	$1.78	$0.65	$0.7675

Equity Residential
Consolidated Statements of Funds From Operations and Normalized Funds From Operations
(Amounts in thousands except per share data)
(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2013	2012	2013	2012
Net income	$1,905,353	$881,204	$115,870	$384,399
Net loss (income) attributable to Noncontrolling Interests –
Partially Owned Properties	538	(844)	(563)	(387)
Preferred distributions	(4,145)	(10,355)	(1,036)	(1,036)
Premium on redemption of Preferred Shares	—	(5,152)	—	(2)
Net income available to Common Shares and Units	1,901,746	864,853	114,271	382,974

Adjustments:
Depreciation	978,973	560,669	182,740	140,422
Depreciation – Non-real estate additions	(4,806)	(5,346)	(1,180)	(1,135)
Depreciation – Partially Owned and Unconsolidated Properties	(2,838)	(3,193)	236	(798)
Net (gain) loss on sales of unconsolidated entities	(7)	—	9	—
Discontinued operations:
Depreciation	34,380	124,323	516	27,630
Net (gain) on sales of discontinued operations	(2,036,505)	(548,278)	(45,928)	(240,831)
Net incremental gain (loss) on sales of condominium units	8	(11)	1	(60)
Gain (loss) on sale of Equity Corporate Housing (ECH)	1,470	200	761	(150)
FFO available to Common Shares and Units (1) (3) (4)	872,421	993,217	251,426	308,052

Adjustments (see page 26 for additional detail):
Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs	79,365	21,649	671	6,751
Debt extinguishment (gains) losses, including prepayment penalties, preferred share
redemptions and non-cash convertible debt discounts	121,730	16,293	42,910	8,802
(Gains) losses on sales of non-operating assets, net of income and other tax expense
(benefit)	(17,908)	(255)	(4,183)	236
Other miscellaneous non-comparable items	1,465	(147,635)	(1,896)	(79,948)
Normalized FFO available to Common Shares and Units (2) (3) (4)	$1,057,073	$883,269	$288,928	$243,893

FFO (1) (3)	$876,566	$1,008,724	$252,462	$309,090
Preferred distributions	(4,145)	(10,355)	(1,036)	(1,036)
Premium on redemption of Preferred Shares	—	(5,152)	—	(2)
FFO available to Common Shares and Units - basic and diluted (1) (3) (4)	$872,421	$993,217	$251,426	$308,052
FFO per share and Unit - basic	$2.37	$3.14	$0.67	$0.95
FFO per share and Unit - diluted	$2.35	$3.11	$0.67	$0.94

Normalized FFO (2) (3)	$1,061,218	$893,624	$289,964	$244,929
Preferred distributions	(4,145)	(10,355)	(1,036)	(1,036)
Normalized FFO available to Common Shares and Units - basic and diluted (2) (3) (4)	$1,057,073	$883,269	$288,928	$243,893
Normalized FFO per share and Unit - basic	$2.87	$2.79	$0.77	$0.75
Normalized FFO per share and Unit - diluted	$2.85	$2.76	$0.77	$0.75

Weighted average Common Shares and Units outstanding - basic	368,038	316,554	373,643	324,364
Weighted average Common Shares and Units outstanding - diluted	370,478	319,766	375,860	327,108

Note:
See page 26 for additional detail regarding the adjustments from FFO to Normalized FFO. See page 28 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

Equity Residential
Consolidated Balance Sheets
(Amounts in thousands except for share amounts)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Investment in real estate
Land	$6,192,512	$4,554,912
Depreciable property	19,226,047	15,711,944
Projects under development	988,867	387,750
Land held for development	393,522	353,823
Investment in real estate	26,800,948	21,008,429
Accumulated depreciation	(4,807,709)	(4,912,221)
Investment in real estate, net	21,993,239	16,096,208
Cash and cash equivalents	53,534	612,590
Investments in unconsolidated entities	178,526	17,877
Deposits – restricted	103,567	250,442
Escrow deposits – mortgage	42,636	9,129
Deferred financing costs, net	58,486	44,382
Other assets	404,557	170,372
Total assets	$22,834,545	$17,201,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$5,174,166	$3,898,369
Notes, net	5,477,088	4,630,875
Lines of credit	115,000	—
Accounts payable and accrued expenses	118,791	38,372
Accrued interest payable	78,309	76,223
Other liabilities	347,748	304,518
Security deposits	71,592	66,988
Distributions payable	243,511	260,176
Total liabilities	11,626,205	9,275,521

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	363,144	398,372
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 1,000,000 shares issued and outstanding as of December 31, 2013 and December 31, 2012	50,000	50,000
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 360,479,260 shares issued and outstanding as of December 31, 2013 and 325,054,654 shares issued and outstanding as of December 31, 2012	3,605	3,251
Paid in capital	8,561,500	6,542,355
Retained earnings	2,047,258	887,355
Accumulated other comprehensive (loss)	(155,162)	(193,148)
Total shareholders’ equity	10,507,201	7,289,813
Noncontrolling Interests:
Operating Partnership	211,412	159,606
Partially Owned Properties	126,583	77,688
Total Noncontrolling Interests	337,995	237,294
Total equity	10,845,196	7,527,107
Total liabilities and equity	$22,834,545	$17,201,000

Equity Residential

	Portfolio Summary as of December 31, 2012				Portfolio Summary as of December 31, 2013
			% of	Average			% of	Average
		Apartment	Stabilized	Rental		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI (1)	Rate (3)	Properties	Units	NOI (2)	Rate (3)

Core:
Washington DC	43	14,425	15.9%	$1,992	56	18,275	18.6%	$2,223
New York	30	8,047	13.9%	3,433	38	10,330	17.0%	3,727
San Francisco	40	9,094	8.6%	1,902	51	13,210	13.2%	2,227
Los Angeles	48	9,815	9.9%	1,879	57	11,960	11.3%	2,064
Boston	26	5,832	8.2%	2,560	34	7,816	10.3%	2,802
South Florida	36	12,253	9.0%	1,463	35	11,462	7.4%	1,547
Seattle	38	7,563	6.4%	1,627	38	7,734	6.4%	1,778
Denver	24	8,144	5.5%	1,226	19	6,935	4.5%	1,321
San Diego	14	4,963	5.0%	1,851	13	3,505	3.2%	1,906
Orange County, CA	11	3,490	3.3%	1,660	11	3,490	3.0%	1,723
Subtotal – Core	310	83,626	85.7%	1,941	352	94,717	94.9%	2,202

Non-Core:
Inland Empire, CA	10	3,081	2.4%	1,491	10	3,081	2.2%	1,514
Orlando	21	6,413	3.5%	1,086	10	3,383	1.7%	1,130
New England (excluding Boston)	14	2,611	1.3%	1,174	11	1,965	0.8%	1,212
Phoenix	25	7,400	3.4%	946	4	1,260	0.4%	952
Atlanta	12	3,616	2.0%	1,157	1	336	0.0%	1,301
Jacksonville	6	2,117	1.1%	1,005	—	—	—	—
Tacoma, WA	3	1,467	0.6%	951	—	—	—	—
Subtotal – Non-Core	91	26,705	14.3%	1,099	36	10,025	5.1%	1,248
Total	401	110,331	100.0%	1,737	388	104,742	100.0%	2,110

Military Housing	2	5,039	—	—	2	5,113	—	—

Grand Total	403	115,370	100.0%	$1,737	390	109,855	100.0%	$2,110

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

(1) % of Stabilized NOI for the 12/31/12 Portfolio Summary includes budgeted 2013 NOI for stabilized properties, budgeted year one (March 2013 to February 2014) NOI for the Archstone properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

(2) % of Stabilized NOI for the 12/31/13 Portfolio Summary includes budgeted 2014 NOI for stabilized properties (including the Archstone properties) and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

(3) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the last month of the period presented.

4th Quarter 2013 Earnings Release	9

Equity Residential

Portfolio as of December 31, 2013

		Properties	Apartment Units
Wholly Owned Properties		362	98,468
Master-Leased Properties - Consolidated		3	853
Partially Owned Properties - Consolidated		19	3,752
Partially Owned Properties - Unconsolidated		4	1,669
Military Housing		2	5,113
		390	109,855

Portfolio Rollforward Q4 2013
($ in thousands)

	Properties	Apartment Units	Purchase/ (Sale) Price	Cap Rate

9/30/2013	389	109,795
Dispositions:
Consolidated:
Rental Properties	(2)	(852)	$(96,650)	6.3%
Land Parcel (one)	—	—	$(22,000)
Completed Developments - Consolidated	1	128
Completed Developments - Unconsolidated	2	832
Configuration Changes	—	(48)
12/31/2013	390	109,855

Portfolio Rollforward 2013
($ in thousands)

	Properties	Apartment Units	Purchase/ (Sale) Price	Cap Rate

12/31/2012	403	115,370
Acquisitions:
Consolidated:
Rental Properties (1)	73	20,914	$8,492,662	4.9%
Master-Leased Properties (1)	3	853	$250,924	5.6%
Uncompleted Developments (two)	—	—	$36,583
Land Parcels (fourteen) (1)	—	—	$260,598
Unconsolidated (2):
Rental Properties	1	336	$5,113	5.8%
Uncompleted Developments (two) (1)	—	—	$14,854
Land Parcel (one) (1)	—	—	$6,572
Dispositions:
Consolidated:
Rental Properties	(94)	(29,180)	$(4,459,339)	6.0%
Land Parcels (seven)	—	—	$(99,650)
Other (3)	—	—	$(30,734)
Unconsolidated:
Land Parcel (one) (4)	—	—	$(26,350)
Completed Developments - Consolidated	1	128
Completed Developments - Unconsolidated	3	1,333
Configuration Changes	—	101
12/31/2013	390	109,855

(1)			Amounts have been adjusted to reflect Q2/Q3/Q4 2013 changes to the purchase price allocation for certain assets which were acquired in the Archstone transaction.

(2)			EQR owns various equity interests in these unconsolidated rental properties, uncompleted developments and land parcels. Purchase price listed is EQR's net investment price.

(3)			Represents a 97,000 square foot commercial building adjacent to our Harbor Steps apartment property in downtown Seattle that was acquired in 2011.

(4)			Sales price listed is the gross sales price. EQR's share of the net sales proceeds approximated 25%.

4th Quarter 2013 Earnings Release	10

Equity Residential

Fourth Quarter 2013 vs. Fourth Quarter 2012
Same Store Results/Statistics for 82,352 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q4 2013	$466,626	$154,219	$312,407	$1,980	95.4%	12.0%
Q4 2012	$448,568	$149,019	$299,549	$1,905	95.4%	12.4%

Change	$18,058	$5,200	$12,858	$75	0.0%	(0.4%)

Change	4.0%	3.5%	4.3%	3.9%
____________________________________________________________________________________________________

Fourth Quarter 2013 vs. Third Quarter 2013
Same Store Results/Statistics for 101,478 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q4 2013	$613,776	$202,431	$411,345	$2,116	95.3%	12.2%
Q3 2013	$615,286	$212,132	$403,154	$2,113	95.7%	17.1%

Change	$(1,510)	$(9,701)	$8,191	$3	(0.4%)	(4.9%)

Change	(0.2%)	(4.6%)	2.0%	0.1%

Note: Sequential same store results/statistics include 18,448 apartment units acquired in the Archstone acquisition.
______________________________________________________________________________________________________

2013 vs. 2012
Same Store Results/Statistics for 80,247 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

2013	$1,769,280	$607,243	$1,162,037	$1,926	95.4%	55.6%
2012	$1,693,239	$587,037	$1,106,202	$1,846	95.3%	56.3%

Change	$76,041	$20,206	$55,835	$80	0.1%	(0.7%)

Change	4.5%	3.4%	5.0%	4.3%

(1)
The Company's primary financial measure for evaluating each of its apartment communities is net operating income ("NOI"). NOI represents rental income less property and maintenance expense, real estate tax and insurance expense and property management expense. The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment communities. See page 28 for reconciliations from operating income.

(2)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

4th Quarter 2013 Earnings Release	11

Equity Residential
Fourth Quarter 2013 vs. Fourth Quarter 2012
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Year's Quarter
		Q4 2013 % of Actual NOI	Q4 2013 Average Rental Rate (1)	Q4 2013 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
New York	7,687	15.9%	$3,596	96.1%	3.3%	0.7%	4.8%	3.4%	(0.1%)
Washington DC	11,077	15.3%	2,131	95.1%	0.4%	(0.5%)	0.8%	0.8%	(0.4%)
Los Angeles	9,095	11.1%	1,966	95.7%	4.0%	5.3%	3.4%	4.1%	(0.1%)
San Francisco	8,382	10.4%	2,018	95.4%	8.0%	5.3%	9.4%	7.3%	0.6%
Boston (2)	5,832	9.9%	2,662	95.9%	4.8%	3.7%	5.3%	4.5%	0.2%
South Florida	10,637	9.4%	1,538	95.3%	3.8%	4.7%	3.2%	3.5%	0.2%
Seattle	6,867	7.4%	1,780	94.7%	6.6%	12.0%	4.1%	6.8%	(0.2%)
Denver	6,767	5.8%	1,326	95.3%	6.4%	10.1%	4.9%	6.6%	(0.1%)
Orange County, CA	3,490	4.1%	1,729	95.8%	3.8%	(5.1%)	7.6%	4.0%	(0.1%)
San Diego	3,217	3.8%	1,902	95.9%	4.6%	3.3%	5.2%	2.7%	1.6%
Subtotal – Core	73,051	93.1%	2,072	95.5%	4.1%	3.6%	4.4%	4.1%	0.1%

Non-Core:
Inland Empire, CA	3,081	2.9%	1,517	95.8%	2.9%	6.6%	1.3%	2.0%	0.8%
Orlando	3,383	2.3%	1,138	94.8%	2.9%	0.7%	4.1%	3.6%	(0.7%)
New England (excluding Boston)	1,965	1.2%	1,224	95.1%	1.6%	1.6%	1.6%	2.0%	(0.4%)
Phoenix	872	0.5%	895	95.5%	2.2%	(3.3%)	5.7%	1.4%	0.8%
Subtotal – Non-Core	9,301	6.9%	1,260	95.3%	2.6%	2.7%	2.6%	2.6%	0.0%

Total	82,352	100.0%	$1,980	95.4%	4.0%	3.5%	4.3%	3.9%	0.0%

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

(2) Quarter over quarter same store revenues in Boston were positively impacted by non-residential related income. Residential-only same store revenues increased in Boston 4.0% quarter over quarter.

4th Quarter 2013 Earnings Release	12

Equity Residential
Fourth Quarter 2013 vs. Third Quarter 2013
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Quarter
		Q4 2013 % of Actual NOI	Q4 2013 Average Rental Rate (1)	Q4 2013 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
Washington DC	17,724	19.2%	$2,230	95.0%	(1.9%)	(9.6%)	1.8%	(1.3%)	(0.6%)
New York	10,330	17.2%	3,722	96.0%	(0.1%)	(4.2%)	2.3%	0.0%	(0.2%)
San Francisco	12,766	13.0%	2,199	95.4%	0.9%	(3.1%)	3.0%	1.0%	(0.1%)
Boston (2)	7,722	10.5%	2,806	95.8%	0.9%	(4.9%)	3.6%	0.8%	0.1%
Los Angeles	11,139	10.4%	2,057	95.3%	(0.9%)	(2.9%)	0.3%	(0.1%)	(0.7%)
South Florida	10,833	7.3%	1,535	95.3%	(0.1%)	(3.6%)	2.0%	(0.4%)	0.2%
Seattle	7,733	6.3%	1,766	94.7%	0.0%	(0.8%)	0.4%	1.4%	(1.4%)
Denver	6,935	4.6%	1,329	95.3%	0.1%	(6.2%)	2.9%	0.9%	(0.7%)
San Diego	3,505	3.2%	1,916	95.7%	0.2%	3.7%	(1.4%)	0.6%	(0.4%)
Orange County, CA	3,490	3.1%	1,729	95.8%	0.8%	(10.0%)	5.6%	1.0%	(0.1%)
Subtotal – Core	92,177	94.8%	2,202	95.3%	(0.3%)	(4.7%)	2.1%	0.1%	(0.4%)

Non-Core:
Inland Empire, CA	3,081	2.2%	1,517	95.8%	0.1%	1.2%	(0.4%)	0.3%	(0.1%)
Orlando	3,383	1.8%	1,138	94.8%	(0.7%)	(6.7%)	2.8%	0.0%	(0.6%)
New England (excluding Boston)	1,965	0.9%	1,224	95.1%	0.2%	(1.8%)	1.9%	(0.6%)	0.7%
Phoenix	872	0.3%	895	95.5%	(0.2%)	(7.5%)	4.5%	(1.0%)	0.8%
Subtotal – Non-Core	9,301	5.2%	1,260	95.3%	(0.1%)	(2.8%)	1.4%	(0.1%)	0.0%

Total	101,478	100.0%	$2,116	95.3%	(0.2%)	(4.6%)	2.0%	0.1%	(0.4%)

Note: Sequential same store results/statistics include 18,448 apartment units acquired in the Archstone acquisition.

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

(2) Sequential same store revenues in Boston were positively impacted by non-residential related income. Residential-only same store revenues increased in Boston 0.1% sequentially.

4th Quarter 2013 Earnings Release	13

Equity Residential
2013 vs. 2012
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Year
		2013 % of Actual NOI	2013 Average Rental Rate (1)	2013 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
Washington DC	10,564	15.2%	$2,098	95.2%	2.1%	0.6%	2.7%	2.3%	(0.3%)
New York	7,176	14.8%	3,475	96.0%	4.2%	4.5%	4.1%	4.5%	(0.2%)
Los Angeles	8,894	11.3%	1,926	95.8%	4.2%	4.3%	4.1%	3.9%	0.3%
Boston (2)	5,832	10.1%	2,624	95.4%	4.1%	4.3%	4.1%	4.1%	0.1%
South Florida	10,637	9.9%	1,525	95.2%	4.3%	3.1%	5.1%	4.0%	0.2%
San Francisco	7,821	9.8%	1,936	95.3%	8.4%	3.0%	11.5%	8.1%	0.3%
Seattle	6,548	7.4%	1,727	95.3%	5.7%	6.5%	5.3%	5.7%	0.0%
Denver	6,767	6.1%	1,292	95.7%	7.3%	6.5%	7.7%	7.1%	0.1%
Orange County, CA	3,490	4.1%	1,698	95.7%	3.9%	0.6%	5.4%	3.8%	0.0%
San Diego	3,217	4.1%	1,875	95.6%	4.0%	2.8%	4.6%	3.0%	1.0%
Subtotal – Core	70,946	92.8%	2,015	95.5%	4.6%	3.6%	5.1%	4.5%	0.1%

Non-Core:
Inland Empire, CA	3,081	3.1%	1,506	95.4%	3.3%	2.4%	3.7%	2.7%	0.5%
Orlando	3,383	2.4%	1,126	95.5%	4.0%	(0.3%)	6.5%	3.9%	0.1%
New England (excluding Boston)	1,965	1.2%	1,221	94.8%	2.1%	4.1%	0.4%	2.6%	(0.5%)
Phoenix	872	0.5%	889	94.9%	1.4%	(3.7%)	4.9%	1.0%	0.3%
Subtotal – Non-Core	9,301	7.2%	1,250	95.3%	3.1%	1.5%	4.1%	3.0%	0.1%

Total	80,247	100.0%	$1,926	95.4%	4.5%	3.4%	5.0%	4.3%	0.1%

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

(2) December year-to-date same store revenues in Boston were negatively impacted by non-residential related income. Residential-only same store revenues increased in Boston 4.8% December year-to-date.

4th Quarter 2013 Earnings Release	14

Equity Residential

Fourth Quarter 2013 vs. Fourth Quarter 2012
Same Store Operating Expenses for 82,352 Same Store Apartment Units
$ in thousands
					% of Actual Q4 2013 Operating Expenses

	Actual Q4 2013	Actual Q4 2012	$ Change	% Change

Real estate taxes	$51,799	$47,568	$4,231	8.9%	33.6%
On-site payroll (1)	32,534	31,669	865	2.7%	21.1%
Utilities (2)	22,126	21,119	1,007	4.8%	14.3%
Repairs and maintenance (3)	20,461	19,779	682	3.4%	13.3%
Property management costs (4)	14,699	16,821	(2,122)	(12.6%)	9.5%
Insurance	5,037	4,742	295	6.2%	3.3%
Leasing and advertising	2,515	2,462	53	2.2%	1.6%
Other on-site operating expenses (5)	5,048	4,859	189	3.9%	3.3%

Same store operating expenses	$154,219	$149,019	$5,200	3.5%	100.0%

2013 vs. 2012
Same Store Operating Expenses for 80,247 Same Store Apartment Units
$ in thousands
					% of Actual 2013 Operating Expenses

	Actual 2013	Actual 2012	$ Change	% Change

Real estate taxes	$200,315	$185,646	$14,669	7.9%	33.0%
On-site payroll (1)	129,543	127,198	2,345	1.8%	21.3%
Utilities (2)	89,941	86,326	3,615	4.2%	14.8%
Repairs and maintenance (3)	82,280	78,729	3,551	4.5%	13.6%
Property management costs (4)	58,386	63,496	(5,110)	(8.0%)	9.6%
Insurance	19,585	18,427	1,158	6.3%	3.2%
Leasing and advertising	9,486	9,225	261	2.8%	1.6%
Other on-site operating expenses (5)	17,707	17,990	(283)	(1.6%)	2.9%

Same store operating expenses	$607,243	$587,037	$20,206	3.4%	100.0%

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.

(3)
Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(4)
Property management costs - Includes payroll and related expenses for departments, or portions of departments, that directly support on-site management. These include such departments as regional and corporate property management, property accounting, human resources, training, marketing and revenue management, procurement, real estate tax, property legal services and information technology.

(5)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

4th Quarter 2013 Earnings Release	15

Equity Residential

Debt Summary as of December 31, 2013
(Amounts in thousands)
				Weighted Average Maturities (years)
			Weighted Average Rates (1)

	Amounts (1)	% of Total

Secured	$5,174,166	48.1%	4.23%	8.4
Unsecured	5,592,088	51.9%	4.91%	4.5

Total	$10,766,254	100.0%	4.56%	6.3

Fixed Rate Debt:
Secured – Conventional	$4,393,341	40.8%	4.68%	6.9
Unsecured – Public/Private	4,727,088	43.9%	5.55%	5.1

Fixed Rate Debt	9,120,429	84.7%	5.09%	5.9

Floating Rate Debt:
Secured – Conventional	57,002	0.6%	2.32%	0.8
Secured – Tax Exempt	723,823	6.7%	0.63%	17.2
Unsecured – Public/Private	750,000	6.9%	1.58%	1.0
Unsecured – Revolving Credit Facility	115,000	1.1%	1.26%	4.3

Floating Rate Debt	1,645,825	15.3%	1.20%	8.5

Total	$10,766,254	100.0%	4.56%	6.3

(1) Net of the effect of any derivative instruments. Weighted average rates are for the year ended December 31, 2013 and do not include $113.6 million of write-offs of unamortized premiums related to the early repayment of $1.8 billion in mortgage notes payable during the quarter ended December 31, 2013.

Note: The Company capitalized interest of approximately $47.3 million and $22.5 million during the years ended December 31, 2013 and 2012, respectively. The Company capitalized interest of approximately $14.4 million and $6.7 million during the quarters ended December 31, 2013 and 2012, respectively.

______________________________________________________________________________________________________

Debt Maturity Schedule as of December 31, 2013
(Amounts in thousands)
						Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

	Fixed Rate (1)	Floating Rate (1)
Year				Total	% of Total

2014	$512,067	$49,017		$561,084	5.2%	5.25%	5.03%
2015	420,448	750,000	(2)	1,170,448	10.9%	6.28%	3.13%
2016	1,193,251	—		1,193,251	11.1%	5.34%	5.34%
2017	1,346,735	456		1,347,191	12.5%	6.16%	6.16%
2018	84,357	212,659	(3)	297,016	2.8%	5.61%	2.37%
2019	806,639	20,766		827,405	7.7%	5.48%	5.35%
2020	1,678,601	809		1,679,410	15.6%	5.49%	5.49%
2021	1,195,242	856		1,196,098	11.1%	4.63%	4.64%
2022	228,933	905		229,838	2.1%	3.17%	3.18%
2023	1,303,079	956		1,304,035	12.1%	3.75%	3.75%
2024+	297,923	674,988		972,911	9.0%	6.25%	2.21%
Premium/(Discount)	53,154	(65,587)		(12,433)	(0.1%)	N/A	N/A

Total	$9,120,429	$1,645,825		$10,766,254	100.0%	5.20%	4.53%

(1)	Net of the effect of any derivative instruments. Weighted average rates are as of December 31, 2013.

(2)	Includes the Company's senior unsecured $750.0 million delayed draw term loan facility that matures on January 11, 2015 and is subject to a one-year extension option exercisable by the Company.

(3)	Includes $115.0 million outstanding on the Company's unsecured revolving credit facility. As of December 31, 2013, there was approximately $2.35 billion available on this facility.

4th Quarter 2013 Earnings Release	16

Equity Residential
Unsecured Debt Summary as of December 31, 2013
(Amounts in thousands)

					Unamortized Premium/(Discount)
	Coupon Rate	Due Date		Face Amount		Net Balance

Fixed Rate Notes:
	5.250%	09/15/14		$500,000	$(44)	$499,956
	6.584%	04/13/15		300,000	(138)	299,862
	5.125%	03/15/16		500,000	(117)	499,883
	5.375%	08/01/16		400,000	(479)	399,521
	5.750%	06/15/17		650,000	(1,780)	648,220
	7.125%	10/15/17		150,000	(246)	149,754
	4.750%	07/15/20		600,000	(2,976)	597,024
	4.625%	12/15/21		1,000,000	(3,016)	996,984
	3.000%	04/15/23		500,000	(4,116)	495,884
	7.570%	08/15/26		140,000	—	140,000

				4,740,000	(12,912)	4,727,088
Floating Rate Notes:
Delayed Draw Term Loan Facility	LIBOR+1.20%	01/11/15	(1)(2)	750,000	—	750,000

				750,000	—	750,000

Revolving Credit Facility:	LIBOR+1.05%	04/01/18	(1)(3)	115,000	—	115,000

Total Unsecured Debt				$5,605,000	$(12,912)	$5,592,088

(1)	Facilities are private. All other unsecured debt is public.

(2)
On January 11, 2013, the Company entered into a senior unsecured $750.0 million delayed draw term loan facility which was fully drawn on February 27, 2013 in connection with the Archstone acquisition. The maturity date of January 11, 2015 is subject to a one-year extension option exercisable by the Company. The interest rate on advances under the term loan facility will generally be LIBOR plus a spread (currently 1.20%), which is dependent on the credit rating of the Company's long-term debt.

(3)
On January 11, 2013, the Company replaced its existing $1.75 billion facility with a $2.5 billion unsecured revolving credit facility maturing April 1, 2018. The interest rate on advances under the new credit facility will generally be LIBOR plus a spread (currently 1.05%) and an annual facility fee (currently 15 basis points). Both the spread and the facility fee are dependent on the credit rating of the Company's long-term debt. As of December 31, 2013, there was approximately $2.35 billion available on the Company's unsecured revolving credit facility.

4th Quarter 2013 Earnings Release	17

Equity Residential

Selected Unsecured Public Debt Covenants
	December 31, 2013	September 30, 2013

Total Debt to Adjusted Total Assets (not to exceed 60%)	40.0%	42.2%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	19.2%	22.4%

Consolidated Income Available for Debt Service to
Maximum Annual Service Charges
(must be at least 1.5 to 1)	3.07	2.65

Total Unsecured Assets to Unsecured Debt	326.9%	324.6%
(must be at least 150%)

These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt. Equity Residential is the general partner of ERPOP.

4th Quarter 2013 Earnings Release	18

Equity Residential

Capital Structure as of December 31, 2013
(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$5,174,166	48.1%
Unsecured Debt			5,592,088	51.9%

Total Debt			10,766,254	100.0%	35.6%

Common Shares (includes Restricted Shares)	360,479,260	96.2%
Units (includes OP Units and LTIP Units)	14,180,376	3.8%

Total Shares and Units	374,659,636	100.0%
Common Share Price at December 31, 2013	$51.87
			19,433,595	99.7%
Perpetual Preferred Equity (see below)			50,000	0.3%

Total Equity			19,483,595	100.0%	64.4%

Total Market Capitalization			$30,249,849		100.0%

__________________________________________________________________________________________________________________________________________

Perpetual Preferred Equity as of December 31, 2013
(Amounts in thousands except for share and per share amounts)
				Annual Dividend Per Share	Annual Dividend Amount
	Redemption Date	Outstanding Shares	Liquidation Value
Series
Preferred Shares:
8.29% Series K	12/10/26	1,000,000	$50,000	$4.145	$4,145

Total Perpetual Preferred Equity		1,000,000	$50,000		$4,145

4th Quarter 2013 Earnings Release	19

Equity Residential
Common Share and Unit
Weighted Average Amounts Outstanding

	2013	2012	Q413	Q412

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	354,305,373	302,700,630	359,918,500	310,397,925
Shares issuable from assumed conversion/vesting of (1):
- OP Units	—	13,853,526	13,724,142	13,965,627
- long-term compensation shares/units	—	3,211,722	2,217,058	2,744,518

Total Common Shares and Units - diluted (1)	354,305,373	319,765,878	375,859,700	327,108,070

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	354,305,373	302,700,630	359,918,500	310,397,925
OP Units - basic	13,733,055	13,853,526	13,724,142	13,965,627

Total Common Shares and OP Units - basic	368,038,428	316,554,156	373,642,642	324,363,552
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,439,738	3,211,722	2,217,058	2,744,518

Total Common Shares and Units - diluted	370,478,166	319,765,878	375,859,700	327,108,070

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	360,479,260	325,054,654
Units (includes OP Units and LTIP Units)	14,180,376	13,968,758

Total Shares and Units	374,659,636	339,023,412

(1)
Potential common shares issuable from the assumed conversion of OP Units and the exercise/vesting of long-term compensation shares/units are automatically anti-dilutive and therefore excluded from the diluted earnings per share calculation as the Company had a loss from continuing operations during the year ended December 31, 2013.

4th Quarter 2013 Earnings Release	20

Equity Residential
Partially Owned Entities as of December 31, 2013
(Amounts in thousands except for project and apartment unit amounts)

	Consolidated			Unconsolidated
	Development Projects			Development Projects
	Held for and/or Under Development (4)			Held for and/or Under Development (5)	Completed, Not Stabilized (6)	Operating

		Operating	Total				Total

Total projects (1)	—	19	19	—	3	1	4

Total apartment units (1)	—	3,752	3,752	—	1,333	336	1,669

Operating information for the year ended 12/31/13 (at 100%):
Operating revenue	$231	$80,968	$81,199	$—	$6,629	$4,597	$11,226
Operating expenses	741	24,888	25,629	135	3,554	1,949	5,638

Net operating (loss) income	(510)	56,080	55,570	(135)	3,075	2,648	5,588
Depreciation	—	31,824	31,824	—	1,887	4,605	6,492
General and administrative/other	882	93	975	—	53	201	254

Operating (loss) income	(1,392)	24,163	22,771	(135)	1,135	(2,158)	(1,158)
Interest and other income	2	3	5	—	—	10	10
Other expenses	(503)	(5)	(508)	—	—	—	—
Interest:
Expense incurred, net	(2)	(14,561)	(14,563)	—	(1,886)	(941)	(2,827)
Amortization of deferred financing costs	—	(301)	(301)	—	—	(1)	(1)

(Loss) income before income and other taxes, (loss) from
investments in unconsolidated entities, net (loss)
gain on sales of land parcels and discontinued
operations	(1,895)	9,299	7,404	(135)	(751)	(3,090)	(3,976)
Income and other tax (expense) benefit	(11)	(56)	(67)	—	—	—	—
(Loss) from investments in unconsolidated entities	—	(1,387)	(1,387)	—	—	—	—
Net (loss) on sales of land parcels	(17)	—	(17)	—	—	—	—
Net gain on sales of discontinued operations	—	26,673	26,673	—	—	—	—

Net (loss) income	$(1,923)	$34,529	$32,606	$(135)	$(751)	$(3,090)	$(3,976)

Debt - Secured (2):
EQR Ownership (3)	$—	$281,938	$281,938	$569	$55,925	$6,110	$62,604
Noncontrolling Ownership	—	78,192	78,192	10,810	116,354	24,440	151,604

Total (at 100%)	$—	$360,130	$360,130	$11,379	$172,279	$30,550	$214,208

(1)	Project and apartment unit counts exclude all uncompleted development projects until those projects are substantially completed.

(2)	All debt is non-recourse to the Company with the exception of 50% of the current $11.4 million outstanding debt balance on one unconsolidated development project.

(3)	Represents the Company's current equity ownership interest.

(4)	See Projects Under Development - Partially Owned on page 22 for further information.

(5)	See Projects Under Development - Unconsolidated on page 23 for further information.

(6)
Projects included here are substantially complete. However, they may still require additional exterior and interior work for all units to be available for leasing. See Projects Under Development - Unconsolidated on page 23 for further information.

Note:
The above table excludes the Company's interests in unconsolidated joint ventures entered into with AvalonBay ("AVB") in connection with the Archstone transaction. These ventures own certain non-core Archstone assets that are held for sale and succeeded to certain residual Archstone liabilities, such as liability for various employment-related matters as well as responsibility for tax protection arrangements and third-party preferred interests in former Archstone subsidiaries. The preferred interests have an aggregate liquidation value of $89.0 million at December 31, 2013. The ventures are owned 60% by the Company and 40% by AVB.

4th Quarter 2013 Earnings Release	21

Equity Residential
Consolidated Development and Lease-Up Projects as of December 31, 2013
(Amounts in thousands except for project and apartment unit amounts)

Projects	Location	No. of Apartment Units	Total Capital Cost (1)	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development - Wholly Owned:
1111 Belle Pre (formerly The Madison)	Alexandria, VA	360	$115,072	$102,310	$102,310	$—	92%	27%	17%	Q1 2014	Q2 2015
Jia (formerly Chinatown Gateway)	Los Angeles, CA	280	92,920	86,761	86,761	—	99%	4%	—	Q1 2014	Q3 2015
Urbana (formerly Market Street Landing)	Seattle, WA	287	90,024	77,522	77,522	—	88%	1%	—	Q1 2014	Q3 2015
Reserve at Town Center III	Mill Creek, WA	95	21,330	18,429	18,429	—	77%	10%	—	Q2 2014	Q4 2014
Residences at Westgate II (formerly Westgate III)	Pasadena, CA	88	54,037	31,246	31,246	—	36%	—	—	Q2 2014	Q1 2015
Residences at Westgate I (formerly Westgate II)	Pasadena, CA	252	125,293	101,569	101,569	—	71%	—	—	Q2 2014	Q2 2015
170 Amsterdam (2)	New York, NY	237	110,892	44,799	44,799	—	30%	—	—	Q1 2015	Q1 2016
Azure (at Mission Bay)	San Francisco, CA	273	189,090	66,268	66,268	—	21%	—	—	Q3 2015	Q4 2016
West Seattle	Seattle, WA	206	67,112	18,719	18,719	—	2%	—	—	Q4 2015	Q3 2016
Tallman	Seattle, WA	303	84,277	23,397	23,397	—	5%	—	—	Q4 2015	Q2 2017
Village at Howard Hughes	Los Angeles, CA	545	193,231	51,728	51,728	—	1%	—	—	Q2 2016	Q2 2017
Tasman	San Jose, CA	554	214,923	49,380	49,380	—	5%	—	—	Q2 2016	Q2 2018
Projects Under Development - Wholly Owned		3,480	1,358,201	672,128	672,128	—

Projects Under Development - Partially Owned:
Park Aire (formerly Enclave at Wellington) (3)	Wellington, FL	268	50,000	47,445	47,445	—	96%	32%	29%	Q1 2014	Q1 2015
400 Park Avenue South (4)	New York, NY	269	251,961	172,523	172,523	—	63%	—	—	Q2 2015	Q1 2016
Projects Under Development - Partially Owned		537	301,961	219,968	219,968	—

Projects Under Development		4,017	1,660,162	892,096	892,096	—

Completed Not Stabilized - Wholly Owned (5):
Gaithersburg Station (6) (7)	Gaithersburg, MD	389	93,000	92,177	—	89,462		91%	85%	Completed	Q2 2014
Breakwater at Marina Del Rey (2) (6) (8)	Marina Del Rey, CA	224	90,449	87,590	—	27,000		75%	70%	Completed	Q2 2014
Oasis at Delray Beach II (3)	Delray Beach, FL	128	23,739	21,330	—	—		47%	38%	Completed	Q2 2014
Projects Completed Not Stabilized - Wholly Owned		741	207,188	201,097	—	116,462

Projects Completed Not Stabilized		741	207,188	201,097	—	116,462

Total Consolidated Projects		4,758	$1,867,350	$1,093,193	$892,096	$116,462

Land Held for Development		N/A	N/A	$393,522	$393,522	$—

							Total Capital Cost (1)	Q4 2013 NOI
NOI CONTRIBUTION FROM CONSOLIDATED DEVELOPMENT PROJECTS
Projects Under Development							$1,660,162	$(157)
Completed Not Stabilized							207,188	2,143
Completed and Stabilized During the Quarter							—	—
Total Consolidated Development NOI Contribution							$1,867,350	$1,986

(1)
Total capital cost represents estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

(2)			The land under this development is subject to a long term ground lease.

(3)
The Company acquired this development project in connection with the Archstone transaction and is continuing/has completed development activities. The Company owns 100% of Oasis at Delray Beach II and has a 95.0% ownership interest in Park Aire.

(4)
The Company is jointly developing with Toll Brothers (NYSE: TOL) a project at 400 Park Avenue South in New York City with the Company's rental portion on floors 2-22 and Toll's for sale portion on floors 23-40. The total capital cost and total book value to date represent only the Company's portion of the project. Toll Brothers has funded $96.8 million for their allocated share of the project.

(5)			Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

(6)			Amounts have been adjusted to reflect Q2/Q3/Q4 2013 changes to the purchase price allocation for these projects which were acquired in the Archstone transaction.

(7)
The Company acquired this completed development project prior to stabilization in connection with the Archstone transaction and is continuing lease-up activities. This project has a non-recourse loan with a current outstanding balance of $89.5 million, bears interest at 5.24% and matures April 1, 2053.

(8)
The Company acquired this property in connection with the Archstone transaction and has completed renovations. The non-recourse loan on this property has a current outstanding balance of $27.0 million, bears interest at LIBOR plus 1.75% and matures September 1, 2014.

4th Quarter 2013 Earnings Release	22

Equity Residential
Unconsolidated Development and Lease-Up Projects as of December 31, 2013
(Amounts in thousands except for project and apartment unit amounts)

Projects	Location	Percentage Ownership	No. of Apartment Units	Total Capital Cost (1)	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development - Unconsolidated:
Parkside at Emeryville (2) (3)	Emeryville, CA	5.0%	176	$75,000	$45,123	$45,123	$11,379	50%	—	—	Q4 2014	Q4 2015
Projects Under Development - Unconsolidated			176	75,000	45,123	45,123	11,379

Projects Under Development			176	75,000	45,123	45,123	11,379

Completed Not Stabilized - Unconsolidated (4):
San Norterra (5)	Phoenix, AZ	85.0%	388	56,250	52,899	—	33,030		85%	78%	Completed	Q2 2014
Nexus Sawgrass (formerly Sunrise Village) (6)	Sunrise, FL	20.0%	501	80,000	78,271	—	47,616		69%	64%	Completed	Q3 2014
Domain (6)	San Jose, CA	20.0%	444	154,570	153,207	—	91,633		48%	44%	Completed	Q4 2015
Projects Completed Not Stabilized - Unconsolidated			1,333	290,820	284,377	—	172,279

Projects Completed Not Stabilized			1,333	290,820	284,377	—	172,279

Total Unconsolidated Projects			1,509	$365,820	$329,500	$45,123	$183,658

(1)
Total capital cost represents estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

(2)
The Company acquired this development project in connection with the Archstone transaction. Total project costs are approximately $75.0 million and construction is being partially funded with a construction loan. Parkside at Emeryville has a maximum debt commitment of $39.5 million, the loan bears interest at LIBOR plus 2.25% and matures August 14, 2015. The Company has given a repayment guaranty on the construction loan of 50% of the outstanding balance, up to a maximum of $19.7 million, and has given certain construction cost overrun guarantees.

(3)				Amounts have been adjusted to reflect Q2/Q3/Q4 2013 changes to the purchase price allocation for this project which was acquired in the Archstone transaction.

(4)				Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

(5)
The Company acquired this development project in connection with the Archstone transaction. Total project costs are approximately $56.3 million and construction was partially funded with a non-recourse construction loan. San Norterra has a maximum debt commitment of $34.8 million, the loan bears interest at LIBOR plus 2.00% and matures January 6, 2015.

(6)
These development projects are owned 20% by the Company and 80% by an institutional partner in two separate unconsolidated joint ventures. Total project costs are approximately $234.6 million and construction was predominantly funded with two separate long-term, non-recourse secured loans from the partner. The Company was responsible for constructing the projects and has given certain construction cost overrun guarantees but currently has no further funding obligations. Nexus Sawgrass has a maximum debt commitment of $48.7 million, the loan bears interest at 5.60% and matures January 1, 2021. Domain has a maximum debt commitment of $98.6 million, the loan bears interest at 5.75% and matures January 1, 2022.

4th Quarter 2013 Earnings Release	23

Equity Residential
Repairs and Maintenance Expenses and Capital Expenditures to Real Estate
For the Year Ended December 31, 2013
(Amounts in thousands except for apartment unit and per apartment unit amounts)

		Repairs and Maintenance Expenses						Capital Expenditures to Real Estate							Total Expenditures
	Total Apartment Units (1)	Expense (2)	Avg. Per Apartment Unit	Payroll (3)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit	Replacements (4)	Avg. Per Apartment Unit	Building Improvements (5)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit		Grand Total	Avg. Per Apartment Unit

Same Store Properties (6)	80,247	$82,280	$1,025	$64,439	$803	$146,719	$1,828	$45,184	$563	$49,308	$615	$94,492	$1,178	(9)	$241,211	$3,006

Non-Same Store Properties (7)	22,826	21,424	1,099	16,121	827	37,545	1,926	16,668	855	19,246	988	35,914	1,843		73,459	3,769

Other (8)	—	7,243		11,338		18,581		3,197		2,213		5,410			23,991

Total	103,073	$110,947		$91,898		$202,845		$65,049		$70,767		$135,816			$338,661

(1)
Total Apartment Units - Excludes 1,669 unconsolidated apartment units and 5,113 military housing apartment units for which repairs and maintenance expenses and capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)
Repairs and Maintenance Expenses - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(3)		Maintenance Payroll - Includes payroll and related expenses for maintenance staff.

(4)
Replacements - Includes new expenditures inside the apartment units such as appliances, mechanical equipment, fixtures and flooring, including carpeting. Replacements for same store properties also include $19.5 million spent in 2013 on apartment unit renovations/rehabs (primarily kitchens and baths) on 2,560 same store apartment units (equating to about $7,600 per apartment unit rehabbed) designed to reposition these assets for higher rental levels in their respective markets. The Company also completed apartment unit renovations/rehabs (primarily kitchens and baths) on 1,200 non-same store apartment units (primarily Archstone properties), equating to a total cost of approximately $11.9 million. In 2014, the Company expects to spend approximately $45.0 million for all unit renovation/rehab costs (primarily on same store properties) at a weighted average cost of $8,500 per apartment unit rehabbed.

(5)
Building Improvements - Includes roof replacement, paving, amenities and common areas, building mechanical equipment systems, exterior painting and siding, major landscaping, vehicles and office and maintenance equipment.

(6)		Same Store Properties - Primarily includes all properties acquired or completed and stabilized prior to January 1, 2012, less properties subsequently sold.

(7)
Non-Same Store Properties - Primarily includes all properties acquired during 2012 and 2013, plus any properties in lease-up and not stabilized as of January 1, 2012. Per apartment unit amounts are based on a weighted average of 19,493 apartment units. Includes approximately ten months of activity for the Archstone properties.

(8)		Other - Primarily includes expenditures for properties sold during the period.

(9)
For 2014, the Company estimates that it will spend approximately $1,700 per apartment unit of capital expenditures, inclusive of apartment unit renovation/rehab costs, or $1,250 per apartment unit excluding apartment unit renovation/rehab costs.

4th Quarter 2013 Earnings Release	24

Equity Residential
Discontinued Operations
(Amounts in thousands)

	Year Ended December 31,		Quarter Ended December 31,
	2013	2012	2013	2012

REVENUES
Rental income	$121,942	$445,832	$2,751	$103,124

Total revenues	121,942	445,832	2,751	103,124

EXPENSES (1)
Property and maintenance	36,792	103,371	1,221	21,536
Real estate taxes and insurance	11,903	41,208	301	10,692
Property management	1	211	—	—
Depreciation	34,380	124,323	516	27,630
General and administrative	85	92	8	4

Total expenses	83,161	269,205	2,046	59,862

Discontinued operating income	38,781	176,627	705	43,262

Interest and other income	217	156	61	75
Other expenses	(3)	(170)	—	—
Interest (2):
Expense incurred, net	(1,296)	(3,811)	(20)	(454)
Amortization of deferred financing costs	(228)	(140)	—	(21)
Income and other tax (expense) benefit	(449)	(34)	55	(57)

Discontinued operations	37,022	172,628	801	42,805
Net gain on sales of discontinued operations	2,036,505	548,278	45,928	240,831

Discontinued operations, net	$2,073,527	$720,906	$46,729	$283,636

(1) Includes expenses paid in the current period for properties sold in prior periods related to the Company's period of ownership.

(2) Includes only interest expense specific to secured mortgage notes payable for properties sold.

4th Quarter 2013 Earnings Release	25

Equity Residential
Normalized FFO Guidance Reconciliations and Non-Comparable Items
(Amounts in thousands except per share data)
(All per share data is diluted)

Normalized FFO Guidance Reconciliations
	Normalized
	FFO Reconciliations
	Guidance Q4 2013
	to Actual Q4 2013

	Amounts	Per Share
Guidance Q4 2013 Normalized FFO - Diluted (2) (3)	$285,836	$0.760
Property NOI	586	0.002
Other	2,506	0.007

Actual Q4 2013 Normalized FFO - Diluted (2) (3)	$288,928	$0.769
_____________________________________________________________________________________________________________________

Non-Comparable Items – Adjustments from FFO to Normalized FFO (2) (3)

	Year Ended December 31,			Quarter Ended December 31,
	2013	2012	Variance	2013	2012	Variance

Impairment	$—	$—	$—	$—	$—	$—
Asset impairment and valuation allowances	—	—	—	—	—	—

Archstone merger costs (merger expenses)	19,864	5,619	14,245	123	3,698	(3,575)
Archstone merger costs (loss from investments in unconsolidated entities due to merger expenses)	54,004	—	54,004	(777)	—	(777)
Property acquisition costs (other expenses)	313	6,974	(6,661)	110	138	(28)
Write-off of pursuit costs (other expenses)	5,184	9,056	(3,872)	1,215	2,915	(1,700)
Property acquisition costs and write-off of pursuit costs	79,365	21,649	57,716	671	6,751	(6,080)

Prepayment premiums/penalties (interest expense)	222,415	272	222,143	150,972	—	150,972
Write-off of unamortized deferred financing costs (interest expense) (A)	9,853	10,965	(1,112)	5,727	8,854	(3,127)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	(110,538)	(96)	(110,442)	(113,789)	(54)	(113,735)
Premium on redemption of Preferred Shares (B)	—	5,152	(5,152)	—	2	(2)
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	121,730	16,293	105,437	42,910	8,802	34,108

Net (gain) on sales of land parcels	(12,227)	—	(12,227)	(48)	—	(48)
Net incremental (gain) loss on sales of condominium units	(8)	11	(19)	(1)	60	(61)
Income and other tax expense (benefit) - Condo sales	—	(66)	66	—	26	(26)
(Gain) loss on sale of Equity Corporate Housing (ECH)	(1,470)	(200)	(1,270)	(761)	150	(911)
(Gain) on sale of investment securities	(4,203)	—	(4,203)	(3,373)	—	(3,373)
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(17,908)	(255)	(17,653)	(4,183)	236	(4,419)

Write-off of unamortized retail lease intangibles (rental income)	(2,146)	—	(2,146)	(2,146)	—	(2,146)
Insurance/litigation settlement expense (other expenses)	3,611	4,714	(1,103)	250	—	250
Prospect Towers garage insurance proceeds (real estate taxes and insurance)	—	(3,467)	3,467	—	—	—
Archstone termination fees (interest and other income)	—	(150,000)	150,000	—	(80,000)	80,000
Other (other expenses)	—	1,118	(1,118)	—	52	(52)
Other miscellaneous non-comparable items	1,465	(147,635)	149,100	(1,896)	(79,948)	78,052

Non-comparable items – Adjustments from FFO to Normalized FFO (2) (3)	$184,652	$(109,948)	$294,600	$37,502	$(64,159)	$101,661

(A) For the year ended December 31, 2013, includes $2.5 million of bridge loan costs related to the Archstone transaction. For both the year and quarter ended December 31, 2012, includes $8.4 million of bridge loan costs related to the Archstone transaction.

(B) Includes $5.13 million of original issuance costs previously deferred.

Note: See page 28 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

4th Quarter 2013 Earnings Release	26

Equity Residential
Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties, property acquisition costs and the write-off of pursuit costs, are not included in the estimates provided on this page. See page 28 for the definitions, the footnotes referenced below and the reconciliations of EPS to FFO and Normalized FFO.

2014 Normalized FFO Guidance (per share diluted)

	Q1 2014	2014

Expected Normalized FFO (2) (3)	$0.68 to $0.72	$3.03 to $3.13

2014 Same Store Assumptions

Physical occupancy		95.4%
Revenue change		3.0% to 4.0%
Expense change		2.0% to 3.0%
NOI change		3.50% to 4.75%

(Note: The same store guidance above includes all of the stabilized assets acquired in the Archstone transaction that are owned and managed by the Company. 30 basis point change in NOI percentage = $0.01 per share change in EPS/FFO/Normalized FFO)

2014 Transaction Assumptions

Consolidated rental acquisitions		$500.0 million
Consolidated rental dispositions		$500.0 million
Capitalization rate spread		100 basis points

2014 Debt Assumptions

Weighted average debt outstanding		$10.9 billion to $11.2 billion
Weighted average interest rate (reduced for capitalized interest)		4.12%
Interest expense		$449.1 million to $461.4 million

2014 Other Guidance Assumptions

General and administrative expense		$50.0 million to $52.0 million
Interest and other income		$0.5 million
Income and other tax expense		$1.0 million to $2.0 million
Debt offerings		$500.0 million
Equity ATM share offerings		No amounts budgeted
Preferred share offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		376.8 million

4th Quarter 2013 Earnings Release	27

Equity Residential
Additional Reconciliations, Definitions and Footnotes
(Amounts in thousands except per share data)
(All per share data is diluted)

The guidance/projections provided below are based on current expectations and are forward-looking.

Reconciliations of EPS to FFO and Normalized FFO for Pages 7, 26 and 27
			Expected Q1 2014 Per Share	Expected 2014 Per Share
	Expected Q4 2013
	Amounts	Per Share

Expected Earnings - Diluted (5)	$83,778	$0.223	$0.23 to $0.27	$1.68 to $1.78
Add: Expected depreciation expense	175,616	0.467	0.45	1.93
Less: Expected net gain on sales (5)	(17,864)	(0.048)	—	(0.60)

Expected FFO - Diluted (1) (3)	241,530	0.642	0.68 to 0.72	3.01 to 3.11

Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs	2,999	0.008	—	0.02
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	43,360	0.115	—	—
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(2,053)	(0.005)	—	—
Other miscellaneous non-comparable items	—	—	—	—

Expected Normalized FFO - Diluted (2) (3)	$285,836	$0.760	$0.68 to $0.72	$3.03 to $3.13

Definitions and Footnotes for Pages 7, 26 and 27

(1)
The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding gains (or losses) from sales and impairment write-downs of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Once the Company commences the conversion of apartment units to condominiums, it simultaneously discontinues depreciation of such property.

(2)	Normalized funds from operations ("Normalized FFO") begins with FFO and excludes:
• the impact of any expenses relating to non-operating asset impairment and valuation allowances;
• property acquisition and other transaction costs related to mergers and acquisitions and pursuit cost write-offs;
• gains and losses from early debt extinguishment, including prepayment penalties, preferred share redemptions and the cost related to the implied option value of non-cash convertible debt discounts;
• gains and losses on the sales of non-operating assets, including gains and losses from land parcel and condominium sales, net of the effect of income tax benefits or expenses; and
• other miscellaneous non-comparable items.

(3)
The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company's real estate between periods or as compared to different companies. The company also believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results. FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

(4)
FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with accounting principles generally accepted in the United States. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

(5)
Earnings represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected earnings is calculated on a basis consistent with actual earnings. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual earnings could differ materially from expected earnings.

Same Store NOI Reconciliation for Page 11

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI for the 2013 and the Fourth Quarter 2013 Same Store Properties:
	Year Ended December 31,		Quarter Ended December 31,
	2013	2012	2013	2012

Operating income	$512,288	$514,122	$223,669	$148,247
Adjustments:
Non-same store operating results	(388,165)	(10,912)	(108,586)	1,985
Fee and asset management revenue	(9,698)	(9,573)	(2,299)	(2,245)
Fee and asset management expense	6,460	4,663	1,721	1,068
Depreciation	978,973	560,669	182,740	140,422
General and administrative	62,179	47,233	15,162	10,072

Same store NOI	$1,162,037	$1,106,202	$312,407	$299,549

4th Quarter 2013 Earnings Release	28